Exhibit 10.5

ABRI SPAC I, INC.

9663 Santa Monica Blvd., No. 1091

Los Angeles, CA 90210

November 2, 2023

Abri Ventures I, LLC

9663 Santa Monica lvd., No. 1091

Los Angeles, CA 90210

DLQ, Inc.

85 Broad Street, Suite 16-079

New York, NY 10004

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement dated September 9, 2022 (the “Merger Agreement”) among DLQ, Inc. (“DLQ”), Logiq, Inc. (“DLQ Parent”), Abri SPAC I, Inc. (“Parent”), and Abri Merger Sub, Inc. (“Abri Sub”) pursuant to which, Abri Sub will merge with and into DLQ, after which DLQ will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”) and Parent shall change its name to “Collective Audience, Inc.”.

Pursuant to (a) a prospectus dated August 9, 2021 (the “Prospectus”) with respect to an initial public offering of Parent’s securities, Parent issued (i) 5,750,000 warrants (the “Public Warrants”) and (ii) an option for the holder of such option to purchase, among other securities, up to 345,000 warrants (the “Option Warrants”); and (b) a concurrent private placement conducted pursuant to a Private Units Purchase Agreement dated August 9, 2021, between Parent and Abri Ventures I, LLC (the “Sponsor”), Parent issued 294,598 warrants (the “Private Warrants” and together with the Public Warrants and the Option Warrants, the “Warrants”). Subject to certain restrictions as more fully described in the Prospectus, each Warrant entitles the holder to purchase one share of Parent common stock, par value $0.0001 per share (the “Common Stock”) at a price of $11.50 per share (the “Warrant Exercise Price”).

In connection with the Merger, Parent, the Sponsor, DLQ Parent, and DLQ agree and covenant that Parent will split the proceeds of the Warrant Exercise Price received at any time by Parent resulting solely from the cash exercise of any Warrant as follows:

A.	20% of the gross proceeds of the Warrant Exercise Price received in cash by Parent shall be delivered to the Sponsor in cash or immediately available funds not later than three business (3) days following Parent’s receipt of the cash exercise price of any Warrant;

B.	Parent shall keep 80% of the Warrant Exercise Price received in cash by Parent.

Parent, the Sponsor, DLQ Parent, and DLQ acknowledge that they have had an opportunity to consult with independent legal counsel regarding the legal effect of this letter agreement and transactions contemplated herein and each of them enters into this letter agreement freely and voluntarily.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice-of-law provisions. This letter agreement may be amended or terminated or any provision hereby waived only in writing. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

By signing below, each of Parent, the Sponsor, DLQ Parent, and DLQ agrees to the transactions contemplated herein.

Very truly yours,

Jeffrey Tirman, CEO

Abri SPAC I, Inc.

Agreed and Acknowledged:

DLQ, INC.

By:
Name: Brent Suen
Title: Chief Executive Officer

LOGIQ, INC.

By:
Name: Brent Suen
Title: Chief Executive Officer

Abri Ventures I, LLC

By:
Name: Jeffrey Tirman
Title: Authorized Person